Exhibit 99.2

November 2, 2004

To the Members of the Financial Community:

As a follow-up to our announcement earlier this morning, I wanted to provide some additional details related to our agreement to purchase Sithe Energies, Inc. Upon completion, which we expect in about 90 days, this transaction will be our first externally acquired business expansion since our self-restructuring began more than two years ago. This acquisition also marks the end of an era in which we were totally focused on self-restructuring and rebuilding credibility and the beginning of a new period of sector leadership and growth opportunities for our investors.

There are two important reasons why we entered into this agreement at this time. As you know, in connection with our self-restructuring, we have been focused on addressing our long-term tolling contracts in order to improve free cash flow and to complete the wind down of our Customer Risk Management (CRM) segment. Through this transaction, we will be able to consolidate the cash outflows related to our existing long-term tolling arrangements with the cash inflows at Sithe Independence L.P. In addition to mitigating the toll, we will also increase our presence in the Northeast by adding more than 1,000-megawatts of net power generation capacity under our operating management. The Northeast region is recognized by many as one of the best U.S. power markets based on its strong market dynamics and is expected to experience power price recovery sooner than most of the other regions across the country. Finally, we will acquire a 750-megawatt long-term capacity agreement with Consolidated Edison Co. of New York, Inc., which will provide significant cash flows to service principal and interest of the project debt we will consolidate in connection with the acquisition.

Under the terms of the agreement, Dynegy will pay $135 million in cash and consolidate project debt with a face value of $919 million, assuming a December 31, 2004 close. This transaction represents a financially innovative means of addressing a portion of our existing third-party marketing and trading obligations as we advance our strategy of positioning the company around our Power Generation and Natural Gas Liquids energy businesses. Additionally, we view this acquisition as a sound growth opportunity that complements our current business structure and provides a sound return on our investment relative to staying in the toll under current arrangements. With this overview as background to the transaction, I would now like to discuss each element in greater detail.

Long-Term Contracts

Included in this transaction is the acquisition of Sithe Independence L.P., the owner of a 1,042-megawatt, natural gas-fired power generation facility located in upstate New York. This facility has a capacity agreement covering approximately 750-megawatts of capacity with Consolidated Edison Co. of New York, Inc., a subsidiary of Consolidated Edison, Inc., through 2014. Estimated cash payments under this contract total approximately $103 million dollars in 2005. In effect, this capacity contract supports primarily all of the principal and interest payments related to the project debt through 2014.

Dynegy currently has tolling and financial swap contracts with Sithe Independence, related to 955-megawatts of the plant’s energy through 2014. The financial swap contract is currently reflected as a risk management liability on Dynegy’s balance sheet, while the physical tolling contract is accounted for on an accrual basis or similar to an operating lease. Since these contracts are part of the lender’s collateral package at Sithe Independence, these contracts will remain in effect until all project debt is eliminated. However, this acquisition transforms these contracts into intercompany agreements between Dynegy Holdings and Sithe Independence, which are therefore eliminated through consolidation into Dynegy Inc.

Other Assets Acquired

In addition to the Independence facility, Dynegy will also acquire four gas-fired merchant facilities in New York totaling 285-megawatts and four hydro-electric generation facilities in Pennsylvania totaling 51-megawatts. We do not anticipate ascribing a material value to these assets.

Debt

The $919 million, face value of project debt, to be consolidated by Dynegy, is comprised of two components: $500 million in Senior debt and $419 million in Subordinated debt. The Senior debt amortizes over time and reaches final maturity in 2013. The Subordinated debt remains interest only through 2015 and then begins amortization until 2034. Under GAAP accounting standards, the debt will be recorded at its fair market value, which will be determined at the time of closing. These values will either accrete upward or downward over time in order to reach redemption or face value at maturity.

Cash interest cost related to the maturities for 2005 is approximately $43 million and $29 million, respectively, for the Senior and Subordinated debt.

Collateral

Currently, the tolling and financial swap contracts are reported as part of our CRM segment. Historically, CRM was required to post collateral when gas was purchased in conjunction with the tolling agreement. Upon completion of the transaction, these assets will be reported as part of our Generation segment. Therefore, future collateral requirements to operate these assets will be reported in the generation segment instead of the CRM segment. We do not anticipate the aggregate amount of collateral postings to change significantly.

Accounting Write-off

We expect to record a one-time charge upon closing this transaction to reflect this difference which is, in essence, the settlement of the tolling obligation. The change in the nature of the Dynegy and Sithe contracts from third party agreements to inter-company agreements will require reversal of the risk management liability for the financial swap on Dynegy’s balance sheet as well as reversal of the values ascribed to the financial swap and tolling agreements in purchase accounting on Sithe’s balance sheet.

Current Focus

The transaction is expected to close in approximately 90 days, and we hope to have it wrapped up in calendar year 2004. Closing will be subject to customary closing conditions and the receipt of approvals from various federal and state regulatory agencies, including the Federal Energy Regulatory Commission and the New York Public Service Commission, as well as Hart-Scott-Rodino review by the Federal Trade Commission.

A transition team consisting of Dynegy and Sithe Energies, Inc.’s representatives will begin work on the transition process and plan for the integration of Sithe Energies’ people and assets into our power generation business. To maintain consistency throughout our power generation infrastructure, assets will be managed by our Houston office with operational support provided by our Northeast subsidiary. Throughout the approval and integration process, both Sithe Energies and Dynegy will continue to focus on delivering energy to our customers in a manner that ensures reliability and that protects the public safety.

Guidance

Dynegy intends to report on the financial impact of this transaction upon closure of this transaction. In the meantime, we will provide regular updates on the status of the approval process through news releases and other appropriate disclosures. As always, please feel free to contact our Investor Relations department at 713-507-6466, or via email at ir@dynegy.com, should you have any questions.

Sincerely,

Bruce A. Williamson

Chairman, President & CEO

Certain statements included in this letter are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the statements concerning consummation of the acquisition of the Exelon subsidiary and the impact of the acquisition on the Sithe tolling and financial swap arrangements. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Some of the key factors that could cause actual results and the periods affected to vary materially from those expected include the receipt of required regulatory approvals and the satisfaction of other closing conditions. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy’s SEC filings, including its Annual Report on Form 10-K for the year ended Dec. 31, 2003, as amended, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, which are available free of charge on the SEC’s web site at http://www.sec.gov. Dynegy expressly disclaims any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date of this release, except as otherwise required by applicable law.

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